EXHIBIT 31.2

CERTIFICATIONS

I, R. Preston Pitts, Principal Accounting and Financial Officer of Regan Holding Corp., certify that:

1.

I have reviewed this Amendment No. 1 on Form 10-K/A, which amends the annual report on Form 10-K of Regan Holding Corp. for the year ended December 31, 2008.

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 30, 2009

  By: /s/ R. Preston Pitts

R. Preston Pitts

Principal Accounting and Financial Officer